Exhibit 3.27

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS ON FILE OF “TRIAD HUNTER, LLC” AS RECEIVED AND FILED IN THIS OFFICE.

THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

CERTIFICATE OF FORMATION, FILED THE TWENTIETH DAY OF OCTOBER, A.D. 2009, AT 1:35 O’CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE AFORESAID CERTIFICATES ARE THE ONLY CERTIFICATES ON RECORD OF THE AFORESAID LIMITED LIABILITY COMPANY, “TRIAD HUNTER, LLC”.

	/s/ Jeffrey W. Bullock
	Jeffrey W. Bullock, Secretary of State
4743815 8100H	AUTHENTICATION:	9559924

120534272	DATE:	05-09-12
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 01:43 PM 10/20/2009 FILED 01:35 PM 10/20/2009 SRV 090948726 - 4743815 FILE

CERTIFICATE OF FORMATION

OF

TRIAD HUNTER, LLC

THE UNDERSIGNED, an authorized person, for the purpose of forming a limited liability company under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

1.                                      The name of the limited liability company is Triad Hunter, LLC (the “Company”).

2.                                      The address of the registered office and the name of the registered agent of the Company for service of process at such address, as required to be maintained by § 18-104 of the Delaware Limited Liability Company Act, are as follows:

Corporation Service Company

2711 Centerville Road, Suite 400

Wilmington, New Castle County, Delaware 19808

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 20th day of October, 2009.

/s/ David E. Morrison
David E. Morrison, Authorized Person